EXHIBIT 99


                        CUC INTERNATIONAL INC. TO ACQUIRE
              DAVIDSON & ASSOCIATES, INC. AND SIERRA ON-LINE, INC.

             COMBINATIONS WITH LEADING EDUCATIONAL AND ENTERTAINMENT
           SOFTWARE COMPANIES POSITION CUC TO BE AMONG THE TOP CONTENT
                       PROVIDERS IN THE INTERACTIVE WORLD


        Stamford, CT -- February 20, 1996 -- CUC International Inc. (NYSE:CU) announced today that it has signed definitive merger agreements to acquire (in separate transactions) two leading software companies, a strategic move that will broaden the Company's product offerings to include entertainment and educational content, in addition to its existing membership services. Separately, the Company said it has completed its acquisition of Rent Net, which offers nationwide apartment rental information on the Internet.

        CUC International plans to acquire Davidson & Associates Inc. (NASDAQ:DAVD) the Torrance, CA based leading publisher and distributor of educational software in a transaction valued at approximately $1.14 billion. CUC International also intends to acquire Sierra On-Line, Inc. (NASDAQ:SIER), the Bellevue, WA based leading entertainment software company in a transaction valued at approximately $1.06 billion. These valuations are based on the $37.50 closing price of CUC Common Stock on February 16, 1996. CUC International said the senior management of Davidson and Sierra On-Line will remain after the acquisitions are completed.

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        Under the terms of the respective agreements, CUC International plans to issue .85 share of its common stock ("CUC Common Stock") for each share of Davidson Common Stock and 1.225 shares of CUC Common Stock for each share of Sierra On-Line Common Stock outstanding on the respective effective dates of the proposed mergers. As of February 16, 1996, Davidson had approximately 36 million shares of Common Stock outstanding and Sierra On-Line had approximately 20 million shares of Common Stock outstanding. CUC International intends to account for each of the Davidson and Sierra On-Line acquisitions as a "pooling-of-interests." It is anticipated that the acquisitions of Davidson and Sierra On-Line will be completed in the second quarter of CUC International's fiscal year ending January 31, 1997.

                          TRANSACTION BENEFITS OUTLINED

        Walter A. Forbes, chairman and chief executive officer of CUC International, stated, "Our goal is to be the nation's leader in content across all areas of consumer spending in the electronic marketplace. We are making these acquisitions for four reasons:

        "First, we strongly believe that the rapidly expanding PC and interactive platforms worldwide are the future growth engines for how consumers will access information and conduct commerce.

        "Second, education and entertainment are two of the fastest growing areas of consumer spending, and Davidson and Sierra

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February 20, 1996/Page 7




On-Line are preeminent in these sectors. Their products are ideally suited for the rapid penetration of the PC and Internet into consumers' homes. In addition, the Internet offerings of these companies are impressive, including a pipeline of exciting services in development.

        "Third, CUC International has an unparalleled track record of providing high-quality goods and services to consumers in both traditional and interactive ways.

        "And, fourth, combined with our plans for the electronic marketplace, these acquisitions will enable CUC International to broaden our content reach beyond our current offerings to establish one of the most compelling content areas in the interactive world - one that combines education, entertainment, value-oriented offerings and the ability to transact."

        Mr. Forbes added, "We believe strongly that our core business of offering consumer services, such as auto, travel and shopping, through membership systems will thrive in this fast- developing consumer marketplace. We are committed to building those systems, including exploration of the membership model in the education and entertainment areas."

                   DAVIDSON AND SIERRA ON-LINE OFFER STRENGTH
               IN PRODUCT, DISTRIBUTION AND FINANCIAL PERFORMANCE

        Mr. Forbes pointed out, "Through the acquisitions of Davidson and Sierra On-Line we will unite the efforts of the

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February 20, 1996/Page 8




highest-quality educational and entertainment software companies, while enabling each to retain its distinct identity and autonomous development teams. Both companies are financially strong, have brand-name franchises and extensive distribution channels.

        As these companies coordinate their talent, product lines and distribution channels, we believe we will create a software presence with an unparalleled content offering."

        Davidson's success in educational software stems primarily from its ability to combine educational and entertainment elements into its programs. Founded by Dr. Jan Davidson, a nationally-recognized leader in educational software, Davidson has established a successful brand-name product line in educational software, as well as an exciting entertainment division. Currently, the Company offers over 100 titles in educational and entertainment software, including popular programs such as the Math Blaster series and Warcraft series. Additionally, Davidson's extensive distribution channels include specialty retailers, mass merchandisers and discounters and schools.

        Bob Davidson, chairman and CEO of Davidson & Associates,
Inc. stated "CUC is clearly a leader in online sales and distribution; Davidson is clearly a leader in educational and entertainment media software. This merger allows us to be a

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February 20, 1996/Page 9




leader in what we believe will be the inevitable consolidation of the multimedia industry. The combination of these strengths will result in expanded opportunities for both companies."

        Sierra On-Line's founders, Ken and Roberta Williams, are considered pioneers in the worldwide entertainment software market. Today, Sierra On-Line's leading market presence in entertainment software also stems from its portfolio of creative and diverse programs, including hits such as Phantasmagoria and King's Quest series. By building brand loyalty through product series and extensive distribution channels, Sierra On-Line has established the foundation for continued growth in this sector. Sierra On-Line has also created educational and productivity divisions which, when combined with the strengths of Davidson, should enable the two companies to develop exciting programs that are ideally suited for the interactive world. Both companies, like CUC International, are also experiencing rapid international growth.

        "This acquisition represents an opportunity for Sierra to capitalize on what we already do extremely well; develop the highest quality interactive entertainment, education and productivity titles in the industry," says Ken Williams, CEO of Sierra. "CUC brings potentially 40 million new consumers into the interactive marketplace. We're looking forward to growing

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February 20, 1996/Page 10




this business with CUC and reaching every one of those new customers."

                CUC INTERNATIONAL CLOSES ACQUISITION OF RENT NET

        In a transaction that further expands CUC International's interactive presence, the Company also announced that it has completed its acquisition of Rent Net by purchasing substantially all of its assets.

        Based in San Francisco, CA, Rent Net is a privately-held company which has developed a nationwide advertisement network on the Internet that focuses on offering apartment rentals. By combining local maps, color pictures and timely information, Rent Net's software enables consumers to simplify and improve the way they search for apartments. CUC believes this software engine has broad implications for consumers on the Internet and can be applied to additional categories of consumer information as well as the Company's other content offering.

                          TERMS OF ACQUISITION OUTLINED

        CUC International plans to effect the acquisition of Davidson & Associates and Sierra On-Line through mergers of newly-formed, wholly-owned acquisition subsidiaries into Davidson & Associates and Sierra On-Line, respectively. The acquisitions of Davidson and Sierra On-Line, which are intended to be tax-free to the Davidson and Sierra On-Line stockholders,

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February 20, 1996/Page 11




are subject to customary closing conditions, including the expiration of any applicable waiting period under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, the filing and effectiveness of an S-4 Registration Statement and the requisite approval of the holders of the Davidson and Sierra On-Line Common Stock. Meetings of such stockholders are anticipated to occur in late spring. CUC International will not be seeking the approval of the holders of CUC Common Stock to either of these transactions.

        The Davidson and Sierra On-Line Boards of Directors have the right to terminate the respective merger agreements (among other customary circumstances) if the average price per share of CUC Common Stock in specified periods prior to their respective stockholders' meetings is below $29.

        Certain affiliates of Davidson and Sierra On-Line (holding an aggregate of approximately 75% and 8%, respectively, of the Davidson and Sierra On-Line outstanding Common Stock) have agreed to vote their shares in favor of respective mergers. The affiliates of Davidson are not obligated to do so, however, if the average price per share of CUC Common Stock falls below the threshold referred to above.

        Neither transaction is contingent upon the consummation of the other transaction. CUC International completed its acquisition of Rent Net on February 6, 1996. In this







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February 20, 1996/Page 12



transaction, CUC International paid $1,000,000 in cash and $2,000,000 in CUC Common Stock. The selling partnership is also eligible to receive certain additional payments based on the results of the Rent Net business.

        CUC International (NYSE: CU) is a Stamford-CT based, technology-driven retail and membership services company that provides access to travel, shopping, auto, dining, home improvement, financial and other services to nearly 40 million consumers worldwide. The company has been a pioneer in the electronic marketplace for almost two decades and is a leading content provider across all areas of interactive commerce. CUC International was recently ranked the #1 Advertising and Marketing company in America by Fortune's 1996 America's Most Admired Companies survey.

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